Exhibit 11

                             FLORIDA ROCK INDUSTRIES, INC.
	      COMPUTATION OF EARNINGS PER COMMON SHARE

                               		THREE MONTHS ENDED
                          			    DECEMBER 31,
                         	   		 2002          2001

Income before cumulative
 effect of accounting change 	         $12,396,000    16,244,000

Cumulative effect of accounting
 Change                                    333,000             -

Net income					   $12,729,000    16,244,000

Common shares:

Weighted average shares
 outstanding during the
 period - used for basic
 earnings per share     	          28,586,376    28,245,813

Shares issuable under
 stock options which are
 potentially dilutive   	             450,136       543,241

Shares used for diluted
 earnings per share                     29,036,512    28,789,054

Earnings per share:
 Basic
  Income before cumulative effect
   of accounting change                    $ .43          .58
  Cumulative effect of accounting
   change                                    .01            -

 Net income                                $ .44          .58

 Diluted
  Income before cumulative effect of
   accounting change                       $ .43          .56
  Cumulative effect of accounting
   change                                    .01            -

 Net income                                $ .44          .56





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